Exhibit 23.1

Consent of Ernst & Young LLP, Independent Auditors

We consent to the incorporation by reference in the Registration Statements (File Nos. 2-77846, 2-81123, 2-95446, 33-12633, 33-27885, 0-10824, 33-45432, 33-75136, 333-15935, 333-49069, 333-30920, 333-39390, 333-92951, 333-58274 and 333-112810, 333-106563, 333-97139, 333-106602, 333-110006 and 333-113359) of Oscient Pharmaceuticals Corporation and to the use of our report dated February 20, 2004, with respect to financial statements of GeneSoft Pharmaceuticals, Inc. for the year ended December 31, 2003, included in the Current Report (Form 8-K/A) of Oscient Pharmaceuticals Corporation pertaining to GeneSoft Pharmaceuticals, Inc. filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Palo Alto, California

April 14, 2004